Exhibit 10.2

CIPHER MINING INC.

NON-EMPLOYEE DIRECTORS COMPENSATION POLICY

(As Amended and Restated Effective March 9, 2023)

Non-employee members of the board of directors (the “Board”) of Cipher Mining Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Amended and Restated Non-Employee Directors Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors.

1. Cash Compensation.

(a) Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $100,000 for service on the Board.

(b) Additional Annual Retainers. In addition, a Non-Employee Director shall receive the following annual retainers:

(i) Lead Independent Director. A Non-Employee Director serving as Lead Independent Director shall receive an additional annual retainer of $50,000 for such service.

(ii) Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson of the Audit Committee) shall receive an additional annual retainer of $10,000 for such service.

(iii) Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson of the Compensation Committee) shall receive an additional annual retainer of $10,000 for such service.

(iv) Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $12,500 for such service. A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson of the Nominating and Corporate Governance Committee) shall receive an additional annual retainer of $7,500 for such service.

(c) Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears on a quarterly prorated portion basis (where applicable) not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, such Non-Employee Director shall receive a prorated portion of the annual retainer(s) otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Sections 1(a) and 1(b), with such prorated portion determined by multiplying such otherwise payable retainer(s) by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director or in the applicable positions described in Section 1(b) during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.

2. Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted in the form of fully vested shares of Company common stock (par value $0.001 “Common Stock”) under and shall be subject to the terms and provisions of the Company’s 2021 Incentive Award Plan or any other applicable Company equity incentive plan then maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”). All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all equity grants hereunder are subject in all respects to the terms of the Equity Plan.

(a) Annual Awards. Without any further action of the Board or the compensation committee of the Board, each Non-Employee Director who is elected to the Board on the date of an annual meeting of the Company’s stockholders (each, an “Annual Meeting”) and who serves on the Board as of the Grant Dates (as defined below) shall automatically receive, for each one (1) year period commencing on the date of the 2023 Annual Meeting, an annual award of fully vested shares of Common Stock (each, an “Annual Award”), having a value of $140,000. Each Annual Award shall be granted in four (4) equal $35,000 installments on each of the following dates: (i) the date of the Annual Meeting; (ii) August 20; (iii) November 20; and (iv) February 20, provided that if any of the foregoing dates is not a trading day, then the grant shall be made on the immediately following trading day (each such date, a “Grant Date”), subject to the relevant Grantee’s continued service on the applicable Grant Date; provided further that the Board shall have authority to determine for any reason not to grant an installment on an applicable Grant Date. The number of shares of Common Stock granted on each Grant Date shall be determined by dividing $35,000 by the average of the closing sales price for such Common Stock as quoted on the Nasdaq on each of the seven trading days immediately preceding the applicable Grant Date. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading.

(b) Initial Awards. Except as otherwise determined by the Board, each Non-Employee Director who is initially elected or appointed to the Board on any date other than the date of an Annual Meeting shall be automatically granted, on the date of such Non-Employee Director’s initial election or appointment to the Board (such Non-Employee Director’s “Start Date”), an award of vested shares of Common Stock having a value equal to the product of (i) $35,000 and (ii) a fraction, the numerator of which is (x) 90 minus (y) the number of days in the period beginning on the most recent Grant Date immediately preceding such Non-Employee Director’s Start Date and ending on such Non-Employee Director’s Start Date and the denominator of which is 90. The number of shares of Common Stock granted on the Non-Employee Director’s Start Date shall be determined by dividing the value determined in accordance with the immediately preceding sentence by the average of the closing sales price for such Common Stock as quoted on the Nasdaq on each of the seven trading days immediately preceding the Non-Employee Director’s Start Date. The award made on the Non-Employee Director’s Start Date shall be referred to as an “Initial Award.” For the avoidance of doubt, no Non-Employee Director shall be granted more than one Initial Award. If the Non-Employee Director’s Start Date is on a Grant Date or more than 90 days following the immediately preceding Grant Date, the Non-Employee Director shall not receive an Initial Award. Following the Non-Employee Director’s Start Date, such Non-Employee Director shall receive installments of Annual Awards on each Grant Date on which such Non-Employee Director is serving on the Board in accordance with Section 2(a) above.

(c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(b) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, installments of Annual Awards as described in Section 2(a) above on each applicable Grant Date.

3. Expenses. The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board meetings and meetings of any committee of the Board; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy applicable to directors, as in effect from time to time. To the extent that any taxable reimbursements are provided to any Non-Employee Director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during such individual’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of such individual’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

4. Business Days. In the event any time period or any date provided in this Policy ends or falls on a day other than a Business Day, such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day. “Business Day” means any calendar day that is not a Saturday, a Sunday, or a day on which commercial banks in New York, New York are authorized or required to be closed.